EXHIBIT 99.1

Amtech Announces Proposed Public Offering of Common Stock
TEMPE, Ariz., August 17, 2017 /PRNewswire/ -- Amtech Systems, Inc. (NASDAQ: ASYS), a global supplier of production equipment and related supplies for the solar, semiconductor, and LED markets today announced that it intends to offer shares of its common stock in an underwritten public offering. The offering is subject to market and other conditions, and there can be no assurance as to whether or when the offering may be completed, or as to the actual size or terms of the offering.
Roth Capital Partners is acting as the sole manager for the offering.
The Company plans to use the net proceeds of the offering for general corporate purposes, which may include working capital, capital expenditures and potential acquisitions.
A shelf registration statement relating to the shares of common stock to be issued in the proposed offering was filed with the Securities and Exchange Commission (the "SEC") and is effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Copies of the preliminary prospectus supplement and accompanying prospectus will be filed with the Securities and Exchange Commission and, when available, may be obtained from Roth Capital Partners, LLC, 888 San Clemente, Newport Beach, CA 92660, (800) 678-9147 or email: rothecm@roth.com or by accessing the SEC's website, www.sec.gov.

About Amtech Systems, Inc.
Amtech Systems, Inc. is a global supplier of advanced thermal processing equipment to the solar, semiconductor / electronics, and LED manufacturing markets. Amtech's equipment includes diffusion, ALD and PECVD systems and solder reflow systems. Amtech also supplies wafer handling automation and polishing equipment and related consumable products. The Company's wafer handling, thermal processing and consumable products currently address the diffusion, oxidation, and deposition steps used in the fabrication of solar cells, LEDs, semiconductors, MEMS, printed circuit boards, semiconductor packaging, and the polishing of newly sliced sapphire and silicon wafers. Amtech’s products are recognized under the leading brand names Tempress SystemsTM, Bruce TechnologiesTM, PR HoffmanTM, R2D AutomationTM, SoLayTec, and BTU International.

Safe Harbor / Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the proposed public offering and the intended use of proceeds from the offering. The offering is subject to market and other conditions and there can be no assurance as to whether or when the offering may be completed or as to the actual size or terms of the offering. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including market conditions, risks associated with the cash requirements of our business and other risks detailed from time to time in our filings with the Securities and Exchange Commission, and represent our views only as of the date they are made and should not be relied upon as representing our views as of any subsequent date. We do not assume any obligation to update any forward-looking statements.

Contacts:

Amtech Systems, Inc. Robert T. Hass Chief Financial Officer (480) 967-5146 irelations@Amtechsystems.com	Christensen Investor Relations Patty Bruner (480) 201-6075 pbruner@christensenir.com